Exhibit 99.1

Evolution Petroleum Reports Third Quarter Fiscal 2022 Results and Declares Quarterly Cash Dividend for Fourth Quarter

-- Acquisitions Drive Improved Cash Flow and Earnings--

HOUSTON, TX / ACCESSWIRE / May 10, 2022 / Evolution Petroleum (NYSE American: EPM) ("Evolution" or the "Company") today announced financial and operating results for its fiscal 2022 third quarter ended March 31, 2022 (the “current quarter”). On May 4, 2022 Evolution also declared a quarterly cash dividend of $0.10 per common share for the fiscal 2022 fourth quarter payable June 30, 2022 to holders of record as of June 15, 2022.

Key Q3 Fiscal 2022 Highlights

•Produced 5,579 net barrels of oil equivalent per day ("BOEPD") during the current quarter;
•Generated revenue of $25.7 million and net income of $5.7 million;
•Generated adjusted EBITDA(1) of $12.3 million;
•Paid a cash dividend of $0.10 per common share, marking the Company’s 34th consecutive quarter of paying a dividend and totaling approximately $83 million since inception;
•Funded all operations, development capital expenditures, and cash dividends out of operating cash flow;
•Maintained a strong financial position with low leverage;
•Completed the acquisition of oil weighted, non-operated oil and natural gas properties located in the Williston Basin in North Dakota on January 14, 2022 (the “Williston Basin Acquisition”); and
•Executed a definitive agreement to acquire and closed on April 1, 2022 the acquisition of natural gas weighted, non-operated oil and natural gas properties in the Jonah Field in Sublette County, Wyoming (the “Jonah Field Acquisition”).

(1) Adjusted EBITDA is Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization and is a non-GAAP financial measure; see "Non-GAAP Information" section later in this release for more information including reconciliations to the most comparable GAAP measures.

"We are pleased with the continued improvements in operational and financial performances during the third quarter of fiscal 2022,” Jason Brown, President and Chief Executive Officer, commented. “The quarter was highlighted by a 13% increase in production and a 20% increase in adjusted EBITDA from the prior quarter reflecting both a partial quarter of production from our Williston acquisition and improved oil price realizations. The next quarter ending June 30, 2022 should show further improvements due to realizing a full quarter of performance from both the Williston acquisition and inclusion of the Jonah Field acquisition closed in April, assuming a continued stable commodity price environment. This will be somewhat offset by hedges on a small portion of our pro forma production through March of 2023 as required under our credit facility. The addition of the Williston and Jonah Field reserves and improvements in forward commodity price curves have subsequently eliminated the requirement to extend the hedges. Furthermore, improved pricing is encouraging our operators to increase production maintenance and enhancement operations as we continue to collaborate closely with them to identify and execute on development opportunities that provide attractive returns on investment.”

Mr. Brown concluded, “The new acquisitions further diversify the Company’s product mix and geographic footprint within attractive commodity and regulatory markets, while adding substantial and largely controlled opportunities to invest in low-risk, organic development opportunities with our operating partners. Most importantly, the acquisitions are accretive to cash flow in support of our objective to return consistent and substantive dividends to shareholders, particularly since the acquisitions were based on significantly lower commodity prices than realized in the current quarter and observed in the current forward curve. We look forward to continued sustainability and further growth in our dividend payout as appropriate as we look to substantially reduce our debt in the near term. The Company will continue to evaluate accretive acquisitions as well as low risk, high potential return development drilling opportunities.”

Dividend Declaration

On May 4, 2022 the Board of Directors declared a cash dividend of $0.10 per share of common stock, which will be paid on June 30, 2022 to common stockholders of record on June 15, 2022. This will be the 35th consecutive quarterly cash dividend on the common stock, which has been paid since the quarter ended December 31, 2013. To date, the Company has paid approximately $83 million, or $2.51 per share, back to stockholders as cash dividends. Maintaining and ultimately growing the common stock dividend remains a Company priority.

Financial and Operational Results for the Quarter Ended March 31, 2022

	Current Quarter	Current Quarter % Change From	Previous Quarter	Current Quarter % Change From	Year-Ago Quarter
Average BOEPD	5,579	13%	4,957	227%	1,708
Revenues ($M)	$25,689	15%	$22,338	236%	$7,636
Net Income ($M)	$5,706	-16%	$6,832	379%	$1,191
Adjusted Net Income(1) ($M)	$7,669	11%	$6,884	544%	$1,191
Adjusted EBITDA(2) ($M)	$12,341	20%	$10,248	388%	$2,527

(1) Adjusted net income is a non-GAAP financial measure; see “Non-GAAP Information” section later in this release for more information including reconciliations to the most comparable GAAP measures.
(2) Adjusted EBITDA is Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization and is a non-GAAP financial measure; see "Non-GAAP Information" section later in this release for more information including reconciliations to the most comparable GAAP measures.

Evolution reported total production for the third quarter of fiscal 2022 of 5,579 BOEPD, comprising 1,810 barrels per day (“BOPD”) of oil, 15,874 thousand cubic feet per day (“MCFPD)” (2,646 BOEPD) of natural gas and 1,123 BOEPD of natural gas liquids (“NGLs”).

•The increase over the prior quarter in oil production was primarily due to the closing of the Williston Basin Acquisition on January 14, 2022. The increase was partially offset by approximately 200 BOPD in production received in the prior quarter due to past royalties owed to Evolution from overriding royalty interests in two wells located in the Giddings Field in Burleson County, Texas.
•Net natural gas production of 15,874 MCFPD decreased 20% from the prior quarter. Consistent with the prior quarter, essentially all of the Company’s natural gas production in the current quarter was generated from the Barnett Shale properties. The decrease is primarily attributable to the positive impact from a change in estimate recorded in the prior quarter related to the operator’s election to reject ethane. Excluding this adjustment, prior quarter natural gas production would have been approximately 16,500 MCFPD.
•NGL production of 1,123 BOEPD increased from the prior quarter, which was negatively impacted by downward changes in estimates for NGL volumes at our Barnett Shale properties resulting from the election by the operator to reject ethane production in order to maximize overall field cash flows. Excluding these adjustments, NGL production for the prior quarter would have been approximately

975 BOEPD. Also contributing to the increase was the production added from the Williston Basin Acquisition and improved run time at the Delhi NGL plant.

Evolution reported $25.7 million of total revenue for the third quarter of fiscal 2022, an increase of over 15% from the prior quarter, which benefited from $1.1 million of past royalties (see above) and 236% over the year-ago quarter. Oil revenue increased to $14.9 million due to an 8% increase in sales volumes and a 30% increase in realized commodity price relative to the prior quarter. Natural gas revenue in the current quarter was $6.1 million, which was 34% lower than the prior quarter. The decrease from the prior quarter was primarily due to the positive impact of the previously discussed changes in estimates recorded during the prior quarter that were related to the operator in the Barnett Shale electing to reject ethane. Excluding this adjustment, natural gas revenues in the prior quarter would have been approximately $8.5 million. Also, contributing to the decline in natural gas revenues from the prior quarter was a 16% decrease in the realized price of natural gas. NGL revenue increased 84% to $4.7 million substantially due to increased production in the Barnett Shale due to the aforementioned change in estimates. Excluding this adjustment, NGL revenue would have been approximately $3.7 million in the prior quarter.

Lease operating costs increased to $12.1 million compared to $10.7 million in the prior quarter. This increase was primarily due to a $1.0 million increase in other lease operating costs reflecting incorporation of the Williston Basin assets as of January 14, 2022 and $0.4 million in higher CO2 costs at Delhi compared to the prior quarter due to higher purchased CO2 volumes and an increase in CO2 cost per MCF as the CO2 purchase price is based on oil pricing.

Depletion, depreciation, and amortization ("DD&A") expense increased to $1.7 million from $1.2 million for the prior quarter. On a per BOE basis, the Company's DD&A rate increased to $3.19 from $2.45 in the prior quarter primarily due to an increase in oil and natural gas reserves associated with the Williston Basin Acquisition.

The Company's general and administrative expenses decreased 17% to $1.5 million for the current quarter from $1.8 million in the prior quarter. The decrease was primarily due to lower consulting, legal, and compensation costs in the current period.

Net income for the current quarter was $5.7 million, or $0.17 per diluted share, versus $6.8 million, or $0.20 per diluted share, in the prior quarter. The decrease in net income was primarily attributable to a $2.4 million unrealized loss on commodity contracts related to the mark-to-market value of hedges. Adjusted net income for the third quarter, excluding selected items, (see “Non-GAAP Information” section later for a reconciliation of the GAAP to Non-GAAP metric) was $7.7 million, or $0.23 per diluted share. During the quarter, the Company entered into hedges on a small portion of its production as required by its lender under its revolving credit facility. This decrease was partially offset by higher revenues attributable to higher commodity prices and an increase in production. The average realized price per barrel of oil equivalent increased 4.5% to $51.16 per BOE compared to $48.98 per BOE in the prior quarter. This increase was primarily due to a 30% increase in realized crude oil prices from $70.29 per barrel in the prior quarter to $91.28 per barrel in the current quarter.

Operations Update

Net production at Delhi in the current quarter was 112,494 BOE, a 4% increase compared to 108,245 BOE in the prior quarter. Contributing to the sequential increase was NGL production that was 57% higher, primarily due downtime at the NGL plant in the prior quarter to replace a turbine and cold inlet temperatures at the NGL plant that reduced flow rates. Oil production continues to be negatively affected by the nine-month suspension of CO2 purchases during 2020 due to repairs of the third-party owned and operated purchase supply line that lowered reservoir pressure. CO2 purchases increased in the current quarter which assisted in arresting the production decline and restoring some of the reservoir pressure previously lost. However, reservoir pressure has yet to reach levels prior to the suspension, which is projected to increase oil production when achieved.

The average oil price per barrel realized by Evolution at the Delhi Field during the third quarter of fiscal 2022 was $94.76 compared to $75.37 during the prior quarter, an increase of 26%. The average realized NGL price per barrel was $54.83 compared to $44.23 during the prior quarter, an increase of 24%.

Hamilton Dome production volumes decreased 2% to 37,312 barrels in the current quarter compared to 38,021 barrels in the prior quarter primarily due to fewer overall days in the current quarter. The operator of the Hamilton Dome properties continues to perform opportunistic workovers in the field as commodity prices remain strong.

The average oil price per barrel realized by Evolution at Hamilton Dome during the current quarter was $81.84 compared to $64.59 during the prior quarter, an increase of 27%. Production from the field is transported by pipeline to customers and is priced on the Western Canadian Select (WCS) index, which generally trades at a discount to West Texas Intermediate ("WTI"); Evolution receives a bonus to the WCS index.

Net production of the Barnett Shale properties was 307,381 BOE for the current quarter versus 285,761 BOE in the prior quarter, an increase of 8%. As previously discussed, production in the prior quarter was impacted by the operator’s financial decision to maximize overall field cash flow. This resulted in production mix adjustments due to rejecting ethane in order to capitalize on higher natural gas prices and drive increased total cash flow in the first six months of fiscal 2022, which resulted in a change in estimate during the prior quarter.

The average natural gas price per MCF realized by Evolution at Barnett Shale during the current quarter was $4.25 compared to $5.05 during the prior quarter, a decrease of 16%.

As previously discussed, the Company closed on the Williston Basin Acquisition on January 14, 2022. Net production of the Williston Basin assets during the partial quarter was 43,510 BOE in the current quarter, including 36,153 barrels of oil. The average oil price realized by Evolution at Williston Basin was $93.32 in the current quarter.

Balance Sheet, Capital Spending and Liquidity

As of March 31, 2022, cash and cash equivalents totaled $13.4 million. Evolution had $20.0 million of debt outstanding under its revolving credit facility and total liquidity of $43.4 million. During the third quarter of fiscal 2022, the Company fully funded operations, development capital expenditures, and cash dividends through cash generated from operations and its working capital position, and expects the same for the remainder of fiscal 2022. The increase in borrowings from $4.0 million at December 31, 2021 was due to funding the closing of the Williston Basin Acquisition in January. Evolution expects to manage near-term development activities for its properties with cash flows from operating activities and existing working capital.

Subsequent to the quarter on April 1, 2022, the Company closed the Jonah Field Acquisition with funding provided by cash on hand and $17.0 million additional borrowings under the revolving $50 million credit facility. After the close of the acquisition, Evolution had $37.0 million of borrowings on the revolving credit facility and $13.0 million of borrowing capacity available under its current agreement.

For the three months ended March 31, 2022, Evolution paid $3.4 million in common stock dividends and incurred $0.1 million for capital expenditures and conformance projects. Based on discussions with the operators of the Company's properties, conformance workover projects at Delhi Field are expected to continue and will likely result in additional maintenance capital expenditures, and Hamilton Dome is also expected to incur capital expenditures for continued workover activity and water injection infrastructure upgrades. Additionally, based on discussions with the operator of the Barnett Shale properties, Evolution anticipates incurring capital expenditures for workover projects as there are current plans to run one workover rig continuously throughout calendar year 2022. Also based on discussions with the operator of the Williston Basin assets, the Company expects that material capital expenditures related to workovers, recompletions, and additions of new laterals to select wells will be initiated in early fiscal 2023. Total capital expenditures across the Company’s properties are expected to be in the range of $0.5 million to $1.0 million during the remainder of fiscal 2022.

Conference Call

As previously announced, Evolution Petroleum will host a conference call on Wednesday, May 11, 2022 at 2:00 p.m. Eastern (1:00 p.m. Central) to discuss results. To access the call, please dial 1-888-506-0062 (Toll-free United States and Canada) or 1-973-528-0011 (Toll International). The access code for the call is 596907. To listen live via webcast, click the link https://www.webcaster4.com/Webcast/Page/2188/45436 or go to the Company's website at www.evolutionpetroleum.com. An audio replay will be available on Evolution's website following the call. An audio replay will also be available two hours after the end of the conference call through August 9, 2022 and will be accessible by dialing 877-481-4010 (Toll free United States & Canada); 919-882-2331 (International) with the replay pin number of 45436.

About Evolution Petroleum

Evolution Petroleum Corporation is an oil and natural gas company focused on delivering a sustainable dividend yield to its shareholders through the ownership of oil and natural gas properties onshore in the United States. The Company's long-term goal is to build a diversified portfolio of oil and natural gas properties primarily through acquisition, while seeking opportunities to maintain and increase production through selective development, production enhancement, and other exploitation efforts on its properties. Our properties include our non-operated interests in the Barnett Shale in North Texas, a CO2 enhanced oil recovery project in Louisiana's Delhi Field, a secondary recovery project in Wyoming's Hamilton Dome Field, and the recently acquired properties in the Williston Basin in North Dakota and Jonah Field in Wyoming. Additional information, including the Company's annual report on Form 10-K and its quarterly reports on Form 10-Q, is available on its website at http://www.evolutionpetroleum.com.

Cautionary Statement

All forward-looking statements contained in this press release regarding current expectations, potential results and future plans and objectives of the Company involve a wide range of risks and uncertainties. Statements herein using words such as "believe," "expect," "plans," "outlook," "should," "will," and words of similar meaning are forward-looking statements. Although our expectations are based on business, engineering, geological, financial, and operating assumptions that we believe to be reasonable, many factors could cause actual results to differ materially from our expectations and we can give no assurance that our goals will be achieved. These factors and others are detailed under the heading "Risk Factors" and elsewhere in our periodic documents filed with the Securities and Exchange Commission. The Company undertakes no obligation to update any forward-looking statement.

Company Contacts

Jason Brown, President & CEO
Ryan Stash, SVP & CFO
(713) 935-0122
JBrown@evolutionpetroleum.com
RStash@evolutionpetroleum.com

Evolution Petroleum Corporation and Subsidiaries
Consolidated Condensed Statements of Operations
(Unaudited)

	Three Months Ended March 31,		Nine Months Ended March 31,
	2022	2021	2022	2021
Revenues
Crude oil	$14,868,519	$7,076,965	$34,309,127	$17,918,909
Natural gas	6,070,866	141	20,698,653	499
Natural gas liquids	4,749,719	558,642	11,898,695	1,079,868
Total revenues	25,689,104	7,635,748	66,906,475	18,999,276
Operating costs
Lease operating costs	12,083,669	3,606,511	31,379,810	9,009,848
Depletion, depreciation, and amortization	1,737,226	1,070,967	4,488,759	3,840,023
Impairment of proved property	—	—	—	24,792,079
Impairment of Well Lift Inc. - related assets	—	146,051	—	146,051
General and administrative expenses *	1,515,257	1,831,614	5,278,411	4,956,011
Total operating costs	15,336,152	6,655,143	41,146,980	42,744,012
Income (loss) from operations	10,352,952	980,605	25,759,495	(23,744,736)
Other income and expenses
Net (loss) gain on derivative contracts	(2,591,465)	—	(2,591,465)	(614,645)
Interest and other income	2,212	9,223	11,982	34,866
Interest expense	(170,332)	(18,686)	(271,874)	(60,340)
Income (loss) before income taxes	7,593,367	971,142	22,908,138	(24,384,855)
Income tax provision (benefit)	1,887,556	(219,859)	5,151,754	(5,730,701)
Net income (loss) attributable to common stockholders	$5,705,811	$1,191,001	$17,756,384	$(18,654,154)
Earnings (loss) per common share:
Basic	$0.17	$0.04	$0.53	$(0.57)
Diluted	$0.17	$0.04	$0.52	$(0.57)
Weighted average number of common shares outstanding
Basic	33,009,156	32,817,999	32,933,016	32,743,070
Diluted	33,388,045	32,891,380	33,257,729	32,743,070

* General and administrative expenses for the three months ended March 31, 2022 and 2021 included non-cash stock-based compensation expenses of $340,440 and $320,236, respectively. For the nine months ended March 31, 2022 and 2021, non-cash stock-based compensation expenses were $867,943 and $938,093, respectively.

Evolution Petroleum Corporation and Subsidiaries
Consolidated Condensed Balance Sheets
(Unaudited)

	March 31, 2022	June 30, 2021
Assets
Current assets
Cash and cash equivalents	$13,368,538	$5,276,510
Receivables from oil, natural gas, and natural gas liquids sales	15,340,108	8,686,967
Receivables for federal and state income tax refunds	2,311,985	3,107,638
Prepaid expenses and other current assets	1,116,446	1,037,259
Total current assets	32,137,077	18,108,374
Property and equipment, net of depletion, depreciation, amortization, and impairment
Oil and natural gas properties, net—full-cost method of accounting, of which none were excluded from amortization	82,559,338	58,515,860
Other property and equipment, net	6,737	10,639
Total property and equipment, net	82,566,075	58,526,499
Other assets, net	1,504,087	70,789
Total assets	$116,207,239	$76,705,662
Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable	$13,292,635	$5,609,367
Accrued liabilities and other	905,646	947,045
Derivative contract liabilities	2,398,237	—
State and federal income taxes payable	180,883	37,748
Total current liabilities	16,777,401	6,594,160
Long term liabilities
Senior secured credit facility	20,000,000	4,000,000
Deferred income taxes	6,357,437	5,957,202
Asset retirement obligations	8,312,375	5,538,752
Operating lease liability	—	20,745
Total liabilities	51,447,213	22,110,859
Commitments and contingencies (Note 15)
Stockholders’ equity
Common stock; par value $0.001; 100,000,000 shares authorized; 33,719,621 and 33,514,952 shares issued and outstanding as of March 31, 2022 and June 30, 2021, respectively	33,719	33,515
Additional paid-in capital	43,371,367	42,541,224
Retained earnings	21,354,940	12,020,064
Total stockholders’ equity	64,760,026	54,594,803
Total liabilities and stockholders’ equity	$116,207,239	$76,705,662

Evolution Petroleum Corporation and Subsidiaries
Consolidated Condensed Statements of Cash Flows
(Unaudited)

	Nine Months Ended March 31,
	2022	2021
Cash flows from operating activities
Net income (loss) attributable to common stockholders	$17,756,384	$(18,654,154)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation, depletion, and amortization	4,488,759	3,840,023
Impairment of proved property	—	24,792,079
Impairment of Well Lift Inc. - related assets	—	146,051
Stock-based compensation	867,943	938,093
Settlement of asset retirement obligations	—	(101,311)
Deferred income taxes	400,236	(6,706,888)
Unrealized loss (gain) on derivative contracts	2,398,237	614,645
Accrued settlements on derivative contracts	193,228	(2,791,176)
Other	(7,140)	11,337
Changes in operating assets and liabilities:
Receivables	(4,999,067)	(1,450,747)
Prepaid expenses and other current assets	(79,187)	2,989
Accounts payable and accrued expenses	7,528,522	1,347,080
State and federal income taxes payable	143,135	571,361
Net cash provided by (used in) operating activities	28,691,050	2,559,382
Cash flows from investing activities
Acquisition of oil and natural gas properties	(25,844,046)	—
Capital expenditures for oil and natural gas properties	(825,872)	(183,690)
Acquisition deposit	(1,470,000)	(2,325,000)
Net cash provided by (used in) investing activities	(28,139,918)	(2,508,690)
Cash flows from financing activities
Common stock dividends paid	(8,421,508)	(2,666,334)
Common share repurchases, including shares surrendered for tax withholding	(37,596)	(7,348)
Borrowings on senior secured credit facility	17,000,000	—
Repayments of senior secured credit facility	(1,000,000)	—
Net cash provided by (used in) financing activities	7,540,896	(2,673,682)
Net increase (decrease) in cash and cash equivalents	8,092,028	(2,622,990)
Cash and cash equivalents, beginning of period	5,276,510	19,662,528
Cash and cash equivalents, end of period	$13,368,538	$17,039,538

Evolution Petroleum Corporation and Subsidiaries
Non-GAAP Reconciliation - Adjusted EBITDA
(Unaudited)

Adjusted EBITDA and Net income (loss) and earnings per share excluding selected items are non‑GAAP financial measures that is used as a supplemental financial measure by our management and by external users of our financial statements, such as investors, commercial banks, and others, to assess our operating performance as compared to that of other companies in our industry, without regard to financing methods, capital structure, or historical costs basis. It is also used to1234084 assess our ability to incur and service debt and fund capital expenditures. Our Adjusted EBITDA and Net income (loss) and earnings per share excluding selected items should not be considered an alternative to net income (loss), operating income (loss), cash flows provided by (used in) operating activities, or any other measure of financial performance or liquidity presented in accordance with U.S. GAAP. Our Adjusted EBITDA and Net income (loss) and earnings per share excluding selected items may not be comparable to similarly titled measures of another company because all companies may not calculate Adjusted EBITDA and Net income (loss) and earnings per share excluding selected items in the same manner.

The Company defines Adjusted EBITDA as net income (loss) plus interest expense, income tax expense (benefit), depreciation, depletion and amortization (DD&A), stock-based compensation, other amortization and accretion, ceiling test impairment and other impairments, unrealized loss (gain) on change in fair value of derivatives, and other non-cash expense (income) items.

	Three Months Ended
	March 31,	March 31,	December 31,
	2022	2021	2021
Net income (loss)	$5,705,811	$1,191,001	$6,832,172
Adjusted by:
Interest expense	170,332	18,686	50,930
Income tax expense (benefit)	1,887,556	(219,859)	1,744,612
DD&A	1,737,226	1,070,967	1,223,721
Stock-based compensation	340,440	320,236	329,677
Impairments	—	146,051	—
Unrealized loss (gain) on derivatives	2,398,237	—	—
Transactions costs	101,245	—	66,528
Adjusted EBITDA	$12,340,847	$2,527,082	$10,247,640

Evolution Petroleum Corporation and Subsidiaries
Non-GAAP Reconciliation - Adjusted Net Income
(Unaudited)

	Three Months Ended	Nine Months Ended	Three Months Ended
	March 31, 2022	March 31, 2022	December 31, 2021
As Reported:
Net income (loss) attributable to common stockholders, as reported	$5,705,811	$17,756,384	$6,832,172

Impact of Selected Items:
Unrealized loss (gain) on commodity contracts	$2,398,237	$2,398,237	$—
Transaction costs	101,245	167,773	66,528
Selected items, before income taxes	2,499,482	2,566,010	66,528
Income tax effect of selected items(1)	(536,316)	(550,591)	(14,275)
Selected items, net of tax	$1,963,166	$2,015,419	$52,253

As Adjusted:
Net income (loss), excluding selected items(2)	$7,668,977	$19,771,803	$6,884,425

Undistributed earnings allocated to unvested restricted stock	(153,561)	(401,479)	(144,917)
Net income (loss), excluding selected items for earnings per share calculation	$7,515,416	$19,370,324	$6,739,508

Net earnings (loss) per common share — Basic, as reported	$0.17	$0.53	$0.20
Impact of selected items	0.06	0.06	—
Net earnings (loss) per common share — Basic, excluding selected items(2)(3)	$0.23	$0.59	$0.20

Net earnings (loss) per common share — Diluted, as reported	$0.17	$0.52	$0.20
Impact of selected items	0.06	0.06	—
Net earnings (loss) per common share — Diluted, excluding selected items(2)(3)	$0.23	$0.58	$0.20

(1) For the three and nine months ended March 31, 2022, and the three months ended December 31, 2021, this represents the tax impact using an estimated tax rate of 21.5%
(2) Net income (loss) and earnings per share excluding selected items are non-GAAP financial measures presented as supplemental financial measures to enable a user of the financial information to understand the impact of these items on reported results. These financial measures should not be considered an alternative to net income (loss), operating income (loss), cash flows provided by (used in) operating activities, or any other measure of financial performance or liquidity presented in accordance with U.S. GAAP. Our Adjusted net income (loss) and earnings per share may not be comparable to similarly titled measures of another company because all companies may not calculated Adjusted net income (loss) and earnings per share in the same manner.
(3) The impact of selected items for the three and nine months ended March 31, 2022 was calculated based upon weighted average diluted shares of 33.4 million and 33.3 million, respectively, due to the net income (loss) available to common stockholders, excluding selected items. The impact of selected items for the three months ended December 31, 2021 was calculated based upon weighted average diluted shares of 33.3 million due to the net income (loss) available to common stockholders, excluding selected items.

Evolution Petroleum Corporation and Subsidiaries
Supplemental Information on Oil and Natural Gas Operations
(Unaudited)

	Three Months Ended
	March 31, 2022	March 31, 2021	December 31, 2021
Revenues:
Crude oil	$14,868,519	$7,076,965	$10,582,145
Natural gas(a)	6,070,866	141	9,169,458
Natural gas liquids(a)	4,749,719	558,642	2,586,758
Total revenues	$25,689,104	$7,635,748	$22,338,361

Volumes:
Crude oil (Bbl)	162,892	132,230	150,551
Natural gas (Mcf)(a)	1,428,645	60	1,823,084
Natural gas liquids (Bbl)(a)	101,110	21,497	1,643
Equivalent volumes (BOE)	502,109	153,737	456,041

Average daily equivalent volumes (per day):
Crude oil (BOPD, net)	1,810	1,469	1,636
Natural gas (BOEPD, net)	2,646	—	3,303
Natural gas liquids (BOEPD, net)	1,123	239	18
Equivalent volumes (BOEPD, net)	5,579	1,708	4,957

Average realized price:
Crude oil price per Bbl	$91.28	$53.52	$70.29
Natural gas price per Mcf(a)	4.25	2.35	5.03
Natural gas liquids price per Bbl(a)	46.98	25.99	1,574.41
Equivalent price per BOE	$51.16	$49.67	$48.98

CO2 costs	$2,320,301	$985,931	$1,897,374
Other lease operating costs	9,763,368	2,620,580	8,773,600
Total lease operating costs	$12,083,669	$3,606,511	$10,670,974

CO2 costs per BOE	$4.62	$6.41	$4.16
All other lease operating costs per BOE	19.45	17.05	19.24
Lease operating costs per BOE	$24.07	$23.46	$23.40

CO2 costs per mcf	$1.12	$0.71	0.92
CO2 volumes (MMcf per day, gross)	96.0	64.5	94.3

DD&A of proved oil and natural gas properties	$1,601,485	$1,020,810	$1,118,204
Depreciation of other property and equipment	—	1,810	2,818
Amortization of intangibles	—	3,391	—
Accretion of asset retirement obligations	135,741	44,956	102,699
Total DD&A	$1,737,226	$1,070,967	$1,223,721

Oil and natural gas DD&A rate per BOE	$3.19	$6.64	$2.45
(a) Ethane rejection in the Barnett Shale resulted in changes in estimates in the quarter ended December 31, 2021, and adversely impacted natural gas liquids results and positively impacted natural gas results for the prior quarter. This adjustment reduced NGL revenue by $1.1 million and NGL volumes by 88 MBbls, and increased natural gas revenue by $0.7 million and natural gas production by 304 MMcf. Excluding these adjustments, the realized NGL price per Bbl and natural gas price per Mcf for the three months ended December 31, 2021 would have been $41.25 and $5.55, respectively.

Evolution Petroleum Corporation and Subsidiaries
Supplemental Information on Oil and Natural Gas Operations
(Unaudited)

	Nine Months Ended
	March 31, 2022	March 31, 2021
Revenues:
Crude oil	$34,309,127	$17,918,909
Natural gas	20,698,653	499
Natural gas liquids	11,898,695	1,079,868
Total revenues	$66,906,475	$18,999,276

Volumes:
Crude oil (Bbl)	447,372	418,587
Natural gas (Mcf)	4,727,948	275
Natural gas liquids (Bbl)	260,346	69,916
Equivalent volumes (BOE)	1,495,709	488,549

Average daily equivalent volumes (per day):
Crude oil (BOPD, net)	1,633	1,528
Natural gas (BOEPD, net)	2,876	—
Natural gas liquids (BOEPD, net)	950	255
Equivalent volumes (BOEPD, net)	5,459	1,783

Average realized price:
Crude oil price per Bbl	$76.69	$42.81
Natural gas price per Mcf	4.38	1.81
Natural gas liquids price per Bbl	45.70	15.45
Equivalent price per BOE	$44.73	$38.89

CO2 costs	$5,134,724	$1,605,818
Other lease operating costs	26,245,086	7,404,030
Total lease operating costs	$31,379,810	$9,009,848

CO2 costs per BOE	$3.43	$3.29
All other lease operating costs per BOE	17.55	15.15
Lease operating costs per BOE	$20.98	$18.44

CO2 costs per mcf	$0.99	$0.64
CO2 volumes (MMcf per day, gross)	79.6	38.3

DD&A of proved oil and natural gas properties	$4,145,557	$3,691,611
Depreciation of other property and equipment	3,902	5,430
Amortization of intangibles	—	10,173
Accretion of asset retirement obligations	339,300	132,809
Total DD&A	$4,488,759	$3,840,023

Oil and natural gas DD&A rate per BOE	$2.77	$7.56